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EXHIBIT (21) - SUBSIDIARIES OF REGISTRANT

The registrant, Telular Corporation, is a Delaware corporation. The registrant's subsidiaries are:

         Telular-Adcor Security Products, Inc., a Georgia corporation; and

         Telular International, Inc., and Illinois corporation.